As filed with the Securities and Exchange Commission on November 13, 2019
No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549 ___________________
FORM S-3 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ___________________
NESCO HOLDINGS, INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	84-2531628 (I.R.S. Employer Identification No.)
6714 Pointe Inverness Way, Suite 220
Fort Wayne, Indiana 46804
(800) 252-0043
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
___________________

Bruce Heinemann
Chief Financial Officer
6714 Pointe Inverness Way, Suite 220
Fort Wayne, Indiana 46804
(800) 252-0043

(Name, address, including zip code, and telephone number, including area code, of agent for service)
___________________

Copies of all communications, including communications sent to agent for service, should be sent to:

Brooks W. Antweil Kirkland & Ellis LLP 609 Main Street, Suite 4700 Houston, Texas 77002 (713) 836-3600
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. ___________________
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐ Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Primary Offering
Common Stock, $0.0001 par value per share
Preferred Stock, $0.0001 par value per share
Total	(2)	(2)	$200,000,000 (2)	$25,960 (2)(3)
Common Stock, $0.0001 par value per share	20,949,980 (4)	$11.50 (5)	$240,924,770 (5)	$31,273
Secondary Offering
Warrants to purchase Common Stock, $0.0001 par value per share	7,533,333 (6)	—	—	(6)
Common Stock, $0.0001 par value per share	45,835,153 (7)	$4.72 (8)	$216,456,511 (8)	$28,097
Total (Primary and Secondary)	—	—	$657,381,281	$85,330

(1)
In accordance with Rule 416 under the Securities Act, as amended, this registration statement shall be deemed to cover any additional shares to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.

(2)
There is being registered hereunder an indeterminate number of shares of common stock and shares of preferred stock, as may be sold from time to time in such amount as shall result in an aggregate offering price not to exceed $200,000,000.

(3)	Calculated in accordance with Rule 457(o) under the Securities Act.
(4)
Represents the issuance of up to 20,949,980 shares of common stock of Nesco Holdings, Inc., par value $0.0001 per share (“common stock”), that may be issued upon exercise of 20,949,980 outstanding warrants, each entitling the holder thereof to purchase one share common stock at an exercise price of $11.50 per share, subject to certain adjustments (the “warrants”). The warrants include 6,533,333 warrants issued in a private placement in connection with our initial public offering, 13,416,647 warrants sold as part of the units in our initial public offering and 1,000,000 warrants issued upon conversion of certain working capital loans in connection with the consummation of our initial business combination.

(5)	Calculated pursuant to Rule 457(g) under the Securities Act.
(6)
Represents the resale of 6,533,333 Warrants issued in a private placement in connection with our initial public offering and 1,000,000 warrants issued upon conversion of certain working capital loans (both as converted in connection with our initial business combination) (the “private warrants”). Pursuant to Rule 457(g), no separate registration fee is required for the private warrants.

(7)
Represents the resale (i) 34,850,022 shares of common stock currently owned by selling securityholders named herein, (ii) 7,533,333 shares of common stock issuable upon exercise of the private warrants and (iii) 3,451,798 shares of common stock issuable upon achievement of certain earn out provisions in connection with our initial business combination.

(8)
Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, as amended, based on the average of the high and low prices of our common stock on the New York Stock Exchange on November 7, 2019.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2019
Prospectus

Nesco Holdings, Inc.
Common Stock
Preferred Stock
20,949,980 Shares of Common Stock

7,533,333 Private Warrants
45,835,153 Shares of Common Stock
This prospectus relates to the issuance by Nesco Holdings, Inc. (“Nesco,” the “Company,” “we” or “us”) of; (i) shares of common stock of the Company, par value $0.0001 per share (“common stock”) or preferred stock of the Company, par value $0.0001 per share (“preferred stock”) that may be offered from time to time in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offering, (ii) up to 20,949,980 shares of common stock issuable upon the exercise of warrants (a) sold as part of the units in our initial public offering (“public warrants”), (b) sold in a private placement that closed simultaneously with the closing of our initial public offering (“sponsor warrants”) and (c) issued in connection with the consummation of the Transactions (as defined herein) on July 31, 2019 (together with the sponsor warrants, the “private warrants”, and the private warrants together with the public warrants, the “warrants”). Each warrant entitles the holder to purchase upon exercise one share of common stock at an exercise price of $11.50 per share or, under certain circumstances described herein, on a cashless basis.
This prospectus also relates to the offer and sale by the selling securityholders identified in this prospectus, or their permitted transferees, from time to time in amounts, at prices and at terms that will be determined at the time of the offering of: (i) up to 7,533,333 private warrants and (ii) 45,835,153 shares of common stock including (a) 34,850,022 shares of common stock currently owned by selling securityholders named herein, (b) 7,533,333 shares of common stock issuable upon exercise of the private warrants and (c) 3,451,798 shares of common stock issuable upon achievement of certain earn out provisions in connection with the Transactions ((i) and (ii), collectively, the “Securities”).
We will receive the proceeds from the cash exercise of the warrants, but not from any subsequent sale of the underlying shares of common stock by holders of the warrants. We are registering the issuance of the shares of common stock upon exercise of the warrants. We will not receive any of the proceeds from the sale of the Securities offered by the selling securityholders. We are registering the offer and sale of Securities by the selling securityholders described herein to satisfy registration rights we have granted the selling securityholders in connection with the Transactions. The selling securityholders will pay or assume brokerage commissions and similar charges, if any, incurred in the sale of the Securities.
The selling securityholders may offer, sell or distribute all or a portion of their Securities publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale of the Securities owned by the selling securityholders, except that upon any exercise of the private warrants, we will receive the exercise price of the private warrants, assuming the private warrants are exercised for cash. The selling securityholders will bear all commissions and discounts and transfer taxes, if any, attributable to their sale of the Securities. See “Plan of Distribution.”
Our common stock and warrants are listed on The New York Stock Exchange (“NYSE”) under the symbols “NSCO” and “NSCO.WS,” respectively. On November 7, 2019, the closing price of our common stock was $4.81 per share.
Investing in our shares involves a number of risks. See “Risk Factors” on page 3 to read about factors you should consider before investing in our common stock.
Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is , 2019.

Neither we nor the selling securityholders have authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process. Under this shelf process, we may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings.
This prospectus provides you with a general description of us and certain of our securities. We may also provide a prospectus supplement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
You should assume that the information appearing in this prospectus and any applicable accompanying prospectus supplement is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.
If the description of the offering varies between any prospectus supplement and this prospectus, you should rely on the information in any applicable prospectus supplement. Any statement made in this prospectus or in a document incorporated by reference in this prospectus will be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not, except as so modified or superseded, constitute a part of this prospectus. Before making an investment in any of our securities, you should carefully read this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, together with the information incorporated and deemed to be incorporated by reference herein as described under “Incorporation of Certain Information by Reference” and the additional information described under the heading “Where You Can Find More Information.”
Except where the context otherwise requires or where otherwise indicated, references in this prospectus to the “Company,” “Nesco,” “we,” “us,” and “our” refer to Nesco Holdings, Inc., a Delaware corporation, and its subsidiaries, on a consolidated basis. References to “selling securityholders” refer to the securityholders listed herein under the heading “Selling Securityholders.”

ii

FORWARD-LOOKING STATEMENTS
This prospectus, any accompanying prospectus supplement and the documents incorporated by reference may contain and refer to certain statements that are not historical facts that contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements represent our goals, beliefs, plans and expectations about our prospects for the future and other future events. Such statements involve certain risks, uncertainties and assumptions. Forward-looking statements include all statements that are not historical fact and can be identified by terms such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intend,” and “continue” “suggests,” “plan,” “should,” “could,” “would,” “will,” “forecast,” and “continue” or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.
Although we believe that our plans, intentions, and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that these plans, intentions, or expectations will be achieved.
We disclose important factors that could cause our actual results to differ materially from our expectations under the section entitled “Risk Factors” and elsewhere in this prospectus and documents incorporated by reference as such factors may be updated from time to time in other documents and reports that we file with the SEC that are incorporated or deemed to be incorporated by reference in this prospectus.
These factors, some of which are beyond our control, include, among other things, the following:

•	the risks associated with cyclical demand for our services and vulnerability to industry downturns and regional and national downturns;

•	fluctuations in our revenue and operating results;

•	unfavorable conditions or further disruptions in the capital and credit markets;

•	our ability to generate cash, service our indebtedness and incur additional indebtedness;

•	competition from existing and new competitors;

•	our relationships with equipment suppliers and dependence on key suppliers to obtain adequate or timely equipment;

•	increases in the cost of new equipment and our ability to procure such equipment in a timely fashion;

•	our ability to pass on increased operating costs related to the aging of our fleet;

•	our ability to integrate any businesses we acquire;

•	our ability to recruit and retain experienced personnel;

•	the effect of disruptions in our information technology systems, including our customer relationship management system;

•	risks related to legal proceedings or claims, including liability claims;

•	our dependence on third-party contractors to provide us with various services;

•	a need to recognize additional impairment charges related to goodwill, identified intangible assets and fixed assets;

•	our ability to obtain additional capital on commercially reasonable terms;

•	laws and regulatory developments that may fail to result in increased demand for our services; and

•	safety and environmental requirements that may subject us to unanticipated liabilities.
These cautionary statements should not be construed by you to be exhaustive and are made only as of the date of this report. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

iii

THE COMPANY
Organization
Nesco serves as the parent for our primary operating company, NESCO, LLC, an Indiana limited liability company (“NESCO LLC”). NESCO LLC, and its wholly owned subsidiaries, is engaged in the business of providing a range of services and products to customers through rentals of specialty equipment, sales of parts related to the specialty equipment, and repair and maintenance services related to that equipment.
Nesco’s wholly-owned subsidiaries include NESCO Holdings I, Inc. (which was the ultimate parent holding company prior to the Transactions) (“Holdings I”), NESCO Finance Corporation, a Delaware corporation, NESCO Investments, LLC, a Delaware limited liability company, NESCO International, LLC, a Delaware limited liability company, and NESCO El Alquiler S. de R.L. de C.B., an operating company in Mexico.
We are a specialty equipment rental provider to the electric utility transmission and distribution, telecommunications and rail industries in North America. Our core business relates to our fleet of specialty rental equipment that is utilized by service providers in infrastructure improvement work. Specifically, we offer our specialized equipment to a diverse customer base, including utilities and contractors, for the maintenance, repair, upgrade and installation of critical infrastructure assets, including electric lines, telecommunications networks and rail systems, as well as for lighting and signage. We rent and sell a broad range of new and used equipment, including bucket trucks, digger derricks, line equipment, cranes, pressure diggers, and underground equipment, which forms our Equipment Rental and Sales segment. To complement our fleet, we also provide a one-stop shop through our Parts, Tools and Accessories segment for existing and prospective NESCO LLC customers to purchase or rent parts, tools, and accessories needed to outfit their specialty truck fleet. These activities form our Parts, Tools, and Accessories segment. We are positioned to serve all 50 U.S. states and 13 Canadian provinces and territories via our network of over 50 locations in the United States and Canada.
Merger with Capitol Investment Corp. IV
On April 7, 2019, Holdings I entered into a definitive agreement with Capitol Investment Corp. IV, a public investment vehicle, whereby the parties agreed to merge, resulting in the parent of Holdings I becoming a publicly listed company.
Capitol Investment Corp. IV was originally incorporated under the laws of the Cayman Islands on May 1, 2017 as a blank check company under the name Capitol Investment Corp. IV to acquire, through a merger, share exchange, asset acquisition, stock purchase, plan of arrangement, recapitalization, reorganization or other similar business combination, one or more businesses or entities.
On July 31, 2019, we completed a series of mergers (the “Transactions”) whereby NESCO Holdings I, Inc., a Delaware corporation, became our wholly-owned subsidiary and the entity (along with its subsidiaries) through which we operate our business. In connection with the Transactions, we changed our name to Nesco Holdings, Inc. Throughout this prospectus, we sometimes refer to the Company prior to the Transactions as “Capitol.”
Corporate Information
We are a Delaware corporation and our corporate headquarters are located at 6714 Pointe Inverness Way, Suite 220, Fort Wayne, Indiana 46804. Our telephone number is (800) 252-0043. Our Internet website address is https://nescospecialty.com. We do not incorporate the information on our website into this prospectus, and you should not consider it part of this prospectus. Our common stock is listed on the NYSE under the symbol “NSCO” and the warrants are listed on the NYSE under the symbol “NSCO.WS.”

THE OFFERING

Issuance of common stock and preferred stock
We may offer and sell shares of common stock or preferred stock from time to time in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offering, such that the maximum aggregate offering price does not exceed $200,000,000. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds of such offerings for general corporate purposes. Please read “Use of Proceeds.”

Issuance of common stock upon exercise of the warrants
Common stock issuable upon exercise of our warrants	Up to 20,949,980 shares of common stock.
Common stock outstanding as of November 7, 2019	49,033,903 shares of common stock.
Use of proceeds
We will receive up to an aggregate of approximately $240.9 million from the exercise of the warrants, assuming the exercise in full of all the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes.

NYSE ticker symbols	Common stock: “NSCO” Warrants: “NSCO.WS”
Risk factors
Investing in our common stock involves a high degree of risk. See “Risk Factors” and the risk factors set forth in the documents incorporated by reference herein for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Resale of Securities by selling securityholders
Private warrants offered by the selling securityholders
We are registering 7,533,333 private warrants to be offered by the selling securityholders named herein. Each private warrant entitles the holder thereof to purchase one share of our common stock at a price of $11.50 per share, beginning 30 days from the completion of the Transactions, subject to adjustment. The warrants will expire at 5:00 p.m., New York City time, five years after the completion of the Transactions or earlier upon redemption or liquidation. See “Description of Securities-Warrants” for further discussion.

Common stock offered by the selling securityholders
We are registering 45,835,153 shares of common stock to be offered by the selling securityholders named herein, which includes (i) 34,850,022 shares of common stock currently owned by selling securityholders named herein, (ii) 7,533,333 shares of common stock issuable upon exercise of the private warrants and (iii) 3,451,798 shares of common stock issuable upon achievement of certain earn out provisions in connection with the Transactions.

Use of proceeds
We will not receive any proceeds from the sale of the Securities to be offered by the selling securityholders. With respect to shares of common stock underlying the private warrants, we will not receive any proceeds from the sale of such shares except with respect to amounts received by us due to the exercise of the private warrants to the extent the private warrants are exercised for cash.

NYSE ticker symbols	Common stock: “NSCO” Warrants: “NSCO.WS”
Risk factors
Investing in our common stock involves a high degree of risk. See “Risk Factors” and the risk factors set forth in the documents incorporated by reference herein for a discussion of factors you should carefully consider before deciding to invest in our common stock.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the matters discussed under “Risk Factors” under “Item 2.01 Acquisition or Disposition of Assets—Form 10 Information—Risk Factors” to our Current Report on Form 8-K filed on August 1, 2019. You should also carefully consider the matters discussed under “Risk Factors” or any similar caption in other documents or reports that we file with the SEC that are incorporated or deemed to be incorporated by reference in this prospectus as well as any risks described in any applicable prospectus supplement or free writing prospectus that we provide you in connection with an offering of securities pursuant to this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” Additionally, the risks and uncertainties discussed in this prospectus or in any document incorporated by reference into this prospectus are not the only risks and uncertainties that we face, and our business, financial condition, prospects, results of operations, cash flow and the market price of our securities could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material.

USE OF PROCEEDS
Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the sale of securities we are offering for general corporate purposes. This may include, among other things, additions to working capital, repayment or refinancing of existing indebtedness or other corporate obligations, financing of capital expenditures and acquisitions and investment in existing and future projects. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in an accompanying prospectus supplement or free writing prospectus.
We will receive up to an aggregate of approximately $240.9 million from the exercise of the warrants, assuming the exercise in full of all the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes. We will not receive any proceeds from the sale of the Securities by the selling securityholders named herein.
The selling securityholders will bear all commissions and discounts and transfer taxes, if any, attributable to their sale of the Securities. We will bear all costs, expenses and fees in connection with the registration of the Securities, including with regard to compliance with state securities or “blue sky” laws.

SELLING SECURITYHOLDERS
This prospectus relates to the possible resale by the selling securityholders of up to 7,533,333 private warrants and 45,835,153 shares of our common stock consisting (i) 34,850,022 shares of common stock currently owned by selling securityholders named herein, (ii) 7,533,333 shares of common stock issuable upon exercise of the private warrants and (iii) 3,451,798 shares of common stock issuable upon achievement of certain earn out provisions in connection with the Transactions.
The securities are being registered by the registration statement of which this prospectus forms a part pursuant to the Registration Rights Agreement, dated as of July 31, 2019, entered into by and among Nesco and certain of the selling securityholders in connection with the Transactions. The selling securityholders may from time to time offer and sell any or all of the Securities set forth below pursuant to this prospectus and any applicable prospectus supplement. When we refer to the “selling securityholders” in this prospectus, we mean the persons listed in the table below.
The following table sets forth, as of the date of this prospectus, the name of the selling securityholders, the beneficial ownership of Securities held by each selling securityholder, the aggregate amount of Securities that the selling securityholders may offer pursuant to this prospectus and the number and percentage of Securities that each selling securityholder will beneficially own after this offering assuming they sell all such securities that they may offer pursuant to this prospectus. The percentage of Securities owned by the selling securityholders following the offering of any shares of common stock or warrants pursuant to this prospectus, is based on 49,033,903 shares of common stock and 20,949,980 warrants outstanding as of November 7, 2019. Derivative securities exercisable or convertible into shares of our common stock within sixty (60) days of November 7, 2019 are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding securities, but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated, the we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.
Information with respect to beneficial ownership is based on information obtained from such selling securityholder and publicly available information. Information with respect to shares beneficially owned after the offering assumes the sale of all the shares offered and no other purchases or sales of common stock. Information about other selling securityholders, if any, including their identities, the common stock to be registered on their behalf and the amounts to be sold by them, will be set forth in a prospectus supplement.

	Private Warrants				Common Stock
Name and Address of Beneficial Owner	Beneficially owned prior to offering	To be sold pursuant to this prospectus	Beneficially owned after offering	Percentage beneficially owned after offering	Beneficially owned prior to offering(1)	To be sold pursuant to this prospectus(1)	Beneficially owned after offering	Percentage beneficially owned after offering
ECP ControlCo, LLC (1)(2)	2,392,808	2,392,808	—	—%	25,738,988	25,738,988	—	—%
Capitol Acquisition Management IV, LLC (3)	2,457,338	2,457,338	—	—%	5,706,289	5,706,289	—	—%
Capitol Acquisition Founder IV, LLC (4)	1,228,670	1,228,670	—	—%	2,853,144	2,853,144	—	—%
Calculated Risk Partners, LP (5)	1,166,667	1,166,667	—	—%	—	—	—	—%
Lawrence Calcano	82,313	82,313	—	—%	43,317	43,317	—	—%
Brooke B. Coburn	82,313	82,313	—	—%	43,317	43,317	—	—%
Richard C. Donaldson	82,313	82,313	—	—%	43,317	43,317	—	—%
Lee Jacobson (1)(6)	17,226	17,226	—	—%	153,312	153,312	—	—%
Jonathan Brooks (1)	718	718	—	—%	6,388	6,388	—	—%
Jameson Ringger (1)(7)	14,355	14,355	—	—%	127,760	127,760	—	—%
Kevin Kapelke (1)(8)	5,742	5,742	—	—%	51,104	51,104	—	—%
Dennis DePazza (1)(9)	2,392	2,392	—	—%	21,293	21,293	—	—%
Beth Steffen (1)(10)	478	478	—	—%	4,259	4,259	—	—%
Bruce Heinemann (11)	—	—	—	—%	57,534	57,534	—	—%

(1)
Excludes the aggregate 3,451,798 shares of common stock, which are being registered and offered hereby, issuable upon achievement of certain earn out provisions in connection with the Transactions to which the following selling securityholders are entitled to (but which have not yet been achieved) in the following amounts: Nesco Holdings, LP (“Legacy Nesco Owner”) – 3,393,775, Lee Jacobson – 24,431, Jonathan Brooks – 1,017, Jameson Ringger – 20,359, Kevin Kapelke – 8,143, Dennis DePazza – 3,394 and Beth Steffen – 679.

(2)
Includes (i) 64,450 shares of common stock held by Energy Capital Partners III, LP, a Delaware limited partnership (“ECP III”), (ii) 2,169,601 shares of common stock held by Energy Capital Partners III-A, LP, a Delaware limited partnership (“III-A”), (iii) 262,015 of common stock shares held by Energy Capital Partners III-B, LP, a Delaware limited partnership (“III-B”), (iv) 896,947 shares of common stock held by Energy Capital Partners III-C. LP, a Delaware limited partnership (“III-C”), (v) 1,106,987 shares of common stock held by Energy Capital Partners III-D, LP, a Delaware limited partnership (“III-D”), (vi) 2,392,808 warrants held by Legacy Nesco Owner (but excludes the shares of common stock issuable upon exercise of such warrants from the amount of common stock beneficially owned solely for purposes of this selling securityholder table), and (vii) 21,238,988 shares of common stock held by Legacy Nesco Owner. The business address of Legacy Nesco Owner is 6714 Pointe Inverness Way, Suite 220, Fort Wayne, Indiana 46804. NESCO Holdings GP, LLC is the general partner of Legacy Nesco Owner and as such may be deemed to beneficially own the shares held by Legacy Nesco Owner. ECP III, III-A, III-B, III-C, III-D, LP, and Energy Capital Partners III (NESCO Co-Invest), LP, a Delaware limited partnership (collectively, the “ECP Funds”), collectively own 100% of NESCO Holdings GP, LLC and as such may be deemed to beneficially own the shares held by NESCO Holdings GP, LLC. ECP ControlCo, LLC (“ECP ControlCo”) is the managing member of Energy Capital Partners III, LLC (“ECP III GP LLC”), which is (i) the general partner of Energy Capital Partners GP III, LP (“ECP III GP LP”), which is the general partner of each of the ECP III, III-A, III-B, III-C and III-D, and, (ii) the managing member of Energy Capital Partners GP III Co-Investment (NESCO), LLC, which is the general partner of Energy Capital Partners III (NESCO Co-Invest), LP, and, as such, each of ECP Control Co, ECP III GP LLC, ECP III GP LP and Energy Capital Partners GP III Co-Investment(NESCO), LLC may be deemed to beneficially own the shares beneficially owned by the ECP Funds, as applicable. Douglas Kimmelman, Andrew Singer, Peter Labbat, Tyler Reeder and Rahman D’Argenio are the managing members of ECP ControlCo and share the power to vote and dispose of the securities beneficially owned by ECP Control Co. As such, Messrs. Kimmelman, Singer, Labbat, Reeder and D’Argenio disclaim any beneficial ownership of the shares beneficially owned by ECP ControlCo except to the extent of their indirect pecuniary interest in such shares. The address for each person and entity in this footnote is 51 John F. Kennedy Parkway, Suite 200, Short Hills, New Jersey 07078. Messrs. D’Argenio and Kimmelman currently serve as members of our board of directors.

(3)
Represents securities held by Capitol Acquisition Management IV, LLC, an entity controlled by Mark D. Ein. The business address for such selling securityholder is 1300 17th Street, Suite 820, Arlington, Virginia 22209. Mr. Ein currently serves as the Vice Chairman of our board of directors.

(4)
Represents securities held by Capitol Acquisition Founder IV, LLC, an entity controlled by L. Dyson Dryden. The business address for such selling securityholder is 305 West Pennsylvania Avenue, Towson, Maryland 21204. Mr. Dryden currently serves as a member of our board of directors.

(5)	Represents securities held by Calculated Risk Partners, LP, a family limited partnership the general partner of which is controlled by, Jeffrey Stoops, a current member of our board of directors.

(6)	Mr. Jacobson currently serves as our Chief Executive Officer and a member of our board of directors.

(7)	Mr. Ringger currently serves as our Executive Vice President, Sales and Rental – Midwestern U.S. and Canada.

(8)	Mr. Kapelke currently serves as our Chief Operations Officer.

(9)	Mr. Dennis DePazza currently serves as our Chief Development Officer.

(10)	Ms. Steffen currently serves as our Vice President, Sales and Rental - Western United States.

(11)	Mr. Heinemann currently serves as our Chief Financial Officer.

Material Relationships with the selling securityholders
Positions with Capitol
Lawrence Calcano, Brooke B. Coburn and Richard C. Donaldson (the “Capitol Directors”) served as directors of Capitol since its initial public offering until the closing of the Transactions and were indemnified in such capacity by Capitol to the fullest extent permitted by law.
Agreements Related to Capitol
Founder Shares and Private Placement Warrants
In May 2017, Capitol Acquisition Management IV LLC and Capitol Acquisition Founder IV LLC (collectively, the “Capitol Sponsors”) received 10,062,600 Class B ordinary shares of Capitol, convertible into Class A ordinary shares of Capitol for $25,000 in cash in connection with the organization of Capitol. The Capitol Sponsors subsequently transferred to each Capitol Director 50,000 Class B ordinary shares of Capitol in connection with serving as directors of Capitol. In connection with Capitol’s initial public offering, the Capitol Sponsors and the Capitol Directors committed to purchase an aggregate of 6,533,333 warrants at a price of $1.50 per warrant. In connection with the Transactions, all Class A ordinary shares were converted into shares of common stock of Nesco.
In connection with their acquisition of such shares, the Capitol Sponsors and the Capitol Directors, along with others, entered into a letter agreement with Capitol pursuant to which they agreed to (i) waive certain redemption rights in connection with the completion of Capitol’s initial business combination, (ii) waive certain redemption rights in connection with a shareholder vote amending Capitol’s constitutional documents or (iii) waive their rights to liquidating distributions from the trust account with respect to their founder shares if Capitol fails to complete its initial business combination within 24 months from the closing of its initial public offering. The selling securityholders also agreed in such letter to vote their founder shares and any public shares purchased during or after this offering in favor of Capitol’s initial business combination.
Capitol Registration Rights Agreement
In addition, in connection with its initial public offering, Capitol entered into a registration rights agreement (the “Capitol Registration Rights Agreement”), dated August 15, 2017, by and among Capitol, the Capitol Sponsors and the Capitol Directors, among others, with respect to the founder shares and warrants held by such holders, pursuant to which such holders were granted certain demand and piggyback registration rights. The Capitol Registration Rights Agreement was terminated in connection with the Transactions.
Convertible Promissory Notes
Since Capitol’s inception, the Capitol Sponsors and the Capitol Directors made loans from time to Capitol to fund certain capital requirements. The loans were convertible, at the option of the lenders, into warrants of Capitol at a price of $1.50 per warrant on the closing of the Transactions. As of the closing of the Transactions, each of the Capitol Directors had loaned an aggregate of $30,612 to Capitol, Capitol Acquisition Management IV LLC had loaned an aggregate of $938,777 and Capitol Acquisition Founder IV LLC had loaned an aggregate of $469,387.
Agreements Related to the Transactions
Convertible Promissory Notes
In connection with the closing of the Transactions, each of the Capitol Sponsors and the Capitol Directors exercised their convertible promissory notes and converted them into warrants to purchase shares of common stock of Nesco, which each selling securityholder subsequently sold at a price of $1.50 per warrant.
Sponsor Support Agreement
In connection with the execution of the Agreement and Plan of Merger, dated as of April 7, 2019 (the “Merger Agreement”), pursuant to which the Transactions occurred, the Capitol Sponsors and the Capitol Directors, entered into a sponsor support agreement pursuant to which they agreed to comply with the provisions of the Merger Agreement applicable to them and to forfeit a certain number of founder shares and private placement warrants. Each of the Capitol Directors forfeited 11,688 Class B ordinary shares of Capitol and 51,020 warrants to purchase Class A ordinary shares of Capitol, Capitol Acquisition Management IV LLC forfeited 1,537,074 Class B ordinary shares of Capitol and 1,564,627 warrants to purchase Class A ordinary shares of Capitol, and Capitol Acquisition Founder IV LLC forfeited 7,698,538 Class B ordinary shares of Capitol and 782,313 warrants to purchase Class A ordinary shares of Capitol. All remaining ordinary shares were converted into shares of common stock of Nesco at the closing of the Transactions.

Stockholders’ Agreement
In connection with the closing of the Transactions, Nesco, Legacy Nesco Owner, certain affiliates of Energy Capital Partners, the Capitol Sponsors and the Capitol Directors entered into the Stockholders’ Agreement, dated as of July 31, 2019 (the “Stockholders’ Agreement”), pursuant to which Legacy Nesco Owner (and its successors and assigns) have the right to designate up to four persons to be appointed or nominated for election to the board of directors of Nesco, subject to reduction based on the aggregate ownership of Legacy Nesco Owner and its successors and assigns. Legacy Nesco Owner may also request for at least one of its designated directors to be appointed as a member of each newly established committee of the Nesco board of directors. If Legacy Nesco Owner has the right to designate one or more nominees and either has not exercised such right or no such nominee has not been elected, then Legacy Nesco Owner may designate one board observer. While the Stockholders’ Agreement is in effect, any change in the size of the Nesco board of directors will require the prior approval of Legacy Nesco Owner.

Further, so long as Legacy Nesco Owner holds a number of shares of common stock equal to or greater than 50% of the total number of shares of common stock issued and outstanding, Nesco will be required to obtain the approval of Legacy Nesco Owner in order to: (i) adopt any annual budget; (ii) consummate acquisitions or dispositions for value in excess of $10,000,000; (iii) issue new equity; (iv) incur new indebtedness or grant encumbrances on any property or assets in excess of $1,000,000; (v) guarantee any indebtedness of persons other than Nesco or its subsidiaries; or (vi) hire, remove, or replace any senior executive officer or materially decrease the compensation of any executive officer.

Under the Stockholders’ Agreement, the Capitol Sponsors and the Capitol Directors have agreed to the sale restrictions on 3,148,202 of the shares of common stock issued to such persons in exchange for their Class B ordinary shares of Capitol upon consummation of the Transactions (with each of the Capitol Directors agreeing to sale restrictions on 15,644 shares of common stock owned by each of them, Capitol Acquisition Management IV LLC agreeing to sale restrictions on 2,060,734 shares of common stock and Capitol Acquisition Founder IV LLC agreeing to sale restrictions on 1,030,367 shares of common stock). In addition, Legacy Nesco Owner, certain affiliates of ECP and the Capitol Sponsors have agreed to a restriction on transfers of their respective shares of Nesco until the 180-day anniversary of the closing of the Transactions, subject to certain permitted transfers.

Registration Rights Agreement
In connection with the closing of the Transactions, certain of the selling securityholders were granted certain rights pursuant to that certain Registration Rights Agreement, dated as of July 31, 2019 (the “Registration Rights Agreement”), which rights, for the avoidance of doubt, are separate from and in addition to the registration rights granted to the selling securityholders under the Subscription Agreement pursuant to which the shares of common stock being registered herewith were requested to be registered. Pursuant to such registration rights agreement, the parties thereto are entitled to the registration of, in certain circumstances and subject to certain conditions set forth therein, the resale of their shares of common stock of Nesco. The registration rights apply to (i) any common stock of Nesco issued in connection with the Transactions (including certain earnout shares held by the Capitol Sponsors and the Capitol Directors), (ii) any warrants of Nesco or any common stock issued or issuable upon exercise thereof, (iii) any capital stock of Nesco or its subsidiary issued or issuable with respect to the securities referred to in clause (i) or (ii) above by way of dividend, distribution, split or combination of securities, or any recapitalization, merger, consolidation or other reorganization (the “registrable securities”). Each of the parties to such registration rights agreement is entitled to request that Nesco register its shares on a long-form or short-form registration statement on up to six occasions in the future, which registrations may be “shelf registrations.” The parties to the registration rights agreement will also be entitled to participate in certain registered offerings by Nesco, subject to certain limitations and restrictions. Nesco will pay expenses of the parties to the registration rights agreement incurred in connection with the exercise of their rights under the agreement. These registration rights are also for the benefit of any subsequent holder of the registrable securities; provided that any securities will cease to be registrable securities when they have been (a) sold or distributed pursuant to a “public offering,” (b) sold in compliance with Rule 144 or (c) repurchased by Nesco or its subsidiary; provided further, however, that the Sponsor Earnout Shares (as defined in the Stockholders’ Agreement) shall not be deemed registrable securities until the restrictions set forth in the Stockholders’ Agreement have ceased to apply in accordance with the terms thereof.
Subscription Agreements

On July 22, 2019, Capitol entered into the Subscription Agreements with the Capitol Sponsors, the Capitol Directors and certain affiliates of Legacy Nesco Owner, pursuant to which each of the Capitol Directors, Capitol Acquisition Management IV LLC, Capitol Acquisition Founder IV LLC, ECP III, III-A, III-B, III-C, III-D and Legacy Nesco Owner subscribed to purchase an aggregate of 5,500,000 shares of common stock, in connection with the closing of the Transactions.

DESCRIPTION OF SECURITIES
The following summary of our capital stock and our charter and our bylaws does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our charter and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.
General
We are a Delaware corporation. Our charter provides for 250,000,000 authorized shares of common stock and 5,000,000 authorized shares of preferred stock. As of November 7, 2019, there were 49,033,903 shares of common stock, no shares of preferred stock and 20,949,980 warrants to purchase shares of our common stock outstanding.
Common Stock
The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Holders of common stock do not have any conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the common stock.
The rights, preferences and privileges of the holders of common stock are subject to those of the holders of any shares of preferred stock we may issue in the future.
Preferred Stock
Our certificate of incorporation authorizes the issuance of 5,000,000 shares of blank check preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Subject to limitations prescribed by law, the board of directors is authorized at any time to:

•	issue one or more series of preferred stock;

•	determine the designation for any series by number, letter or title that shall distinguish the series from any other series of preferred stock; and

•	determine the number of shares in any series.

•	determine the terms with respect to the series of preferred stock being offered, which may include (without limitation) the following:

•	determine whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

•	determine the dividend rate or method for determining the rate;

•	determine the liquidation preference per share of that series of preferred stock, if any;

•	determine the conversion provisions applicable to that series of preferred stock, if any;

•	determine any redemption or sinking fund provisions applicable to that series of preferred stock;

•	determine the voting rights of that series of preferred stock, if any; and

•	determine the terms of any other powers, preferences or rights, if any, and the qualifications, limitations or restrictions thereof, applicable to that series of preferred stock.
The preferred stock, when issued, will be fully paid and nonassessable.
Voting Rights
Each holder of our common stock is entitled to one vote per share on each matter submitted to a vote of stockholders, unless otherwise provided by our certificate of incorporation. Our bylaws provide that the presence, in person or by proxy, of holders of shares representing a majority of the issued and outstanding shares of capital stock entitled to vote at a stockholders’ meeting shall constitute a quorum. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, our bylaws, our certificate of incorporation or our Stockholders’ Agreement. There are no cumulative voting rights.
Dividend Rights
Each holder of shares of our capital stock is entitled to receive such dividends and other distributions in cash, stock or property as may be declared by our board of directors from time to time out of our assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of our preferred stock, if any, and any contractual limitations on our ability to declare and pay dividends.
Liquidation Rights
If the Company is involved in a consolidation, merger, recapitalization, reorganization, voluntary or involuntary liquidation, dissolution or winding up of affairs, or similar event, each holder of common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.
Warrants
Our warrants are issued under the Amended and Restated Warrant Agreement, dated as of July 31, 2019 between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. The following summary of certain provisions relating to our warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Amended and Restated Warrant Agreement. Each of our outstanding warrants is exercisable for one share of our common stock at a price of $11.50 per share, beginning 30 days from the completion of the Transactions, subject to adjustment as discussed below. The warrants will expire at 5:00 p.m., New York City time, five years after the completion of the Transactions or earlier upon redemption or liquidation.
We may call the warrants for redemption (excluding the private warrants that continue to be held by the holders holding such private warrants as of the date of any such redemption), in whole and not in part, at a price of $0.01 per warrant,

•	at any time while the warrants are exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•
if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders; and

•
if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants commencing five business days prior to the 30-day trading period and continuing each day thereafter until the date of redemption.

The warrants will be forfeited unless exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.
If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock of the Company underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. In this case, the “fair market value” will mean the average reported last sale price of the shares of our common stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of shares of our common stock at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive stock issuances.
The private warrants (including the common stock issuable upon exercise thereof) will not be redeemable by us and may be exercisable for cash or on a cashless basis so long as they are held by the initial holders or their permitted transferees. The holders of the private warrants agreed to additional transfer restrictions relating to its common stock pursuant to the Stockholders’ Agreement. Otherwise, the private warrants have terms and provisions that are identical to those of the public warrants. If the private warrants are held by holders other than the initial holders thereof or their permitted transferees, the private warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants. If holders of the private warrants elect to exercise them on a cashless basis, they will pay the exercise price by surrendering his, her or its private warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the private warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. In this case, the “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date of exercise.
The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of our common stock or any voting rights unless and until they exercise their warrants and receive shares of common stock. After the issuance of shares of our common stock upon exercise of the warrants, each holder will be entitled to one vote for each share of common stock held of record on all matters to be voted on by stockholders.
Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of our common stock outstanding immediately after giving effect to such exercise.
No fractional shares of common stock will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share of common stock, we will, upon exercise, follow the requirements of the Delaware General Corporation Law (the “DGCL”).
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004.
Listing
Our common stock is listed on the New York Stock Exchange under the symbol “NSCO”.
Our warrants are listed on the New York Stock Exchange under the symbol “NSCO WS”.
Certain Anti-Takeover Provisions of Delaware Law and Our Certificate of Incorporation
We have certain anti-takeover provisions in place as follows:
Staggered Board of Directors
Our certificate of incorporation provides that our board of directors be classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings. Furthermore, because the board will be classified, directors may be removed only with cause by a majority of our outstanding shares.
Special Meeting of Stockholders
The DGCL provides that special meetings of our stockholders may be called by the board of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our bylaws require that stockholders must comply with certain procedures in order to nominate candidates to our board of directors or to propose matters to be acted upon at our annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before the general meeting of stockholders or from making nominations for directors at our general meeting of stockholders.
Authorized but Unissued Shares
Our authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.
Exclusive Forum Selection
Our certificate of incorporation requires, to the fullest extent permitted by law, that, unless we consent in writing to the selection of an alternative forum, derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware (or, in the event that the Court of Chancery of the State of Delaware does not have jurisdiction (such as in the case of claims brought to enforce any liability or duty created by the Exchange Act, in which case federal courts have exclusive jurisdiction), the federal district court for the District of Delaware or other state courts of the State of Delaware) and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. This exclusive forum provision applies to state and federal law claims brought by stockholders (including claims pursuant to the Securities Act and the Exchange Act), although stockholders will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws, a court could find the choice of forum provisions contained in our Certificate of Incorporation to be inapplicable or unenforceable. Although we believe this provision benefits our company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.
Section 203 of the Delaware General Corporation Law
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless: (1) the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. As set forth in our certificate of incorporation, we have opted out of, and are therefore not subject to, Section 203 of the DGCL.
Limitation on Liability and Indemnification of Directors and Officers
Our certificate of incorporation provides that directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. In addition, our certificate of incorporation provides that directors will not be personally liable for monetary damages to the Company for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.
Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. Upon consummation of the Transactions, we will have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Stockholders’ Agreement
We are party to the Stockholders’ Agreement pursuant to which Legacy Nesco Owner (and its successors and assigns) have the right to designate up to four persons to be appointed or nominated for election to our board of directors, subject to reduction based on the aggregate ownership of Legacy Nesco Owner and its successors and assigns. Legacy Nesco Owner may also request for at least one of its designated directors to be appointed as a member of each newly established committee of our board of directors. If Legacy Nesco Owner has the right to designate one or more nominees and either has not exercised such right or no such nominee has not been elected, then Legacy Nesco Owner may designate one board observer. While the Stockholders’ Agreement is in effect, any change in the size of the Nesco board of directors will require the prior approval of Legacy Nesco Owner.
Further, so long as Legacy Nesco Owner holds a number of common stock equal to or greater than 50% of the total number of shares of common stock issued and outstanding, we will be required to obtain the approval of Legacy Nesco Owner in order to: (i) adopt any annual budget; (ii) consummate acquisitions or dispositions for value in excess of $10,000,000; (iii) issue new equity; (iv) incur new indebtedness or grant encumbrances on any property or assets in excess of $1,000,000; (v) guarantee any indebtedness of persons other than us or our subsidiaries; or (vi) hire, remove, or replace any senior executive officer or materially decrease the compensation of any executive officer.
Under the Stockholders’ Agreement, the Capitol Sponsors and the Capitol Directors have agreed to the sale restrictions on 3,148,202 of the shares of common stock issued to them in exchange for their Class B ordinary shares of Capitol upon consummation of the Transactions. In addition, Legacy Nesco Owner, certain affiliates of Energy Capital Partners, the Capitol Sponsors and the Capitol Directors have agreed to a restriction on transfers of their respective shares until the 180-day anniversary of the closing of the Transactions, subject to certain permitted transfers.

Stockholder Registration Rights
We are party to the Registration Rights Agreement, pursuant to which the stockholders party thereto were granted certain registration rights Pursuant to such registration rights agreement, the parties thereto are entitled to the registration of, in certain circumstances and subject to certain conditions set forth therein, the resale of their shares of our common stock. The registration rights apply to (i) any of our common stock issued in connection with the Transactions, (ii) any of our warrants or any common stock issued or issuable upon exercise thereof, (iii) any of our capital stock or of our subsidiaries issued or issuable with respect to the securities referred to in clause (i) or (ii) above by way of dividend, distribution, split or combination of securities, or any recapitalization, merger, consolidation or other reorganization (the “registrable securities”). Each of the parties to such registration rights agreement is entitled to request that we register its shares on a long-form or short-form registration statement on up to six occasions in the future, which registrations may be “shelf registrations.” The parties to the registration rights agreement will also be entitled to participate in certain of our registered offerings, subject to certain limitations and restrictions. We will pay expenses of the parties to the registration rights agreement incurred in connection with the exercise of their rights under the agreement. These registration rights are also for the benefit of any subsequent holder of the registrable securities; provided that any securities will cease to be registrable securities when they have been (a) sold or distributed pursuant to a “public offering,” (b) sold in compliance with Rule 144 or (c) repurchased by us or our subsidiaries; provided further, however, that the Sponsor Earnout Shares shall not be deemed registrable securities until the restrictions set forth in the Stockholders’ Agreement have ceased to apply in accordance with the terms thereof.
In addition, in connection with the private placement investment by certain investors pursuant to the Subscription Agreements, dated as of July 22, 2019, by and between the Company and each such investor, the Company agreed to file a registration statement covering the shares purchased by certain of such investors.

PLAN OF DISTRIBUTION
We and the selling securityholders may, from time to time, sell, transfer or otherwise dispose of the securities covered by this prospectus, on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
We and the selling securityholders may use any one or more of the following methods when disposing of the securities covered by this prospectus:

•	on the NYSE or any other national securities exchange or U.S. inter-dealer system of a registered national securities association on which our securities may be listed or quoted at the time of sale;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	one or more underwritten offerings;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through the distribution of the securities by any selling securityholder to its partners, members or stockholders;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.
The selling securityholders may, from time to time, pledge or grant a security interest in some of the Securities owned by them and, if the selling securityholders default in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the selling securityholders to include the pledgee, transferee or other successors in interest as the selling securityholders under this prospectus. The selling securityholders also may transfer Securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of our Securities or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Securities in the course of hedging the positions they assume. The selling securityholders may also sell our Securities short and deliver these securities to close out their short positions, or loan or pledge our Securities to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the selling securityholders from the sale of our Securities will be the purchase price of our Securities less discounts or commissions, if any. The selling securityholders reserve the right to accept and, together with their agents from time to time, as applicable, to reject, in whole or in part, any proposed purchase of our Securities to be made directly or through agents. We will not receive any of the proceeds from any offering by the selling securityholders.
The selling securityholders also may in the future resell a portion of the Securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.
The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of our Securities or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the Securities may be underwriting discounts and commissions under the Securities Act. If the selling securityholders are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, then the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the selling securityholders to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, the Securities to be sold, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
To facilitate the offering of the Securities offered by the selling securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our Securities. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Securities by bidding for or purchasing shares in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.
The selling securityholders may use this prospectus in connection with resales of the common stock. The selling securityholders may be deemed to be underwriters under the Securities Act in connection with the Securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the selling securityholders will receive all the net proceeds from the resale of the common stock sold by them.
Exercise of the warrants

We are offering the shares of common stock underlying our warrants upon the exercise of the warrants by the holders thereof. The warrants may be exercised upon the surrender of the certificate evidencing such warrant on or before the expiration date at the offices of the warrant agent, Continental Stock Transfer & Trust Company, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the warrants, duly executed, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. Additionally, the warrants (excluding the private warrants that continue to be held by the holders holding such private warrants as of the date of any such redemption) will be required to be exercised on a cashless basis in the event of a redemption of the warrants pursuant to the warrant agreement governing our warrants in which our board of directors has elected to require all holders of the warrants who exercise their warrants to do so on a cashless basis. In such event, such holder will exercise his, her or its warrants on a cashless basis by paying the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants to be exercised, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. In this case, the “fair market value” will mean the average reported last sale price of the shares of our common stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.
The private warrants (including the common stock issuable upon exercise thereof) will not be redeemable by us and may be exercisable for cash or on a cashless basis so long as they are held by the initial holders or their permitted transferees. If the private warrants are held by holders other than the initial holders thereof or their permitted transferees, the private warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants. If holders of the private warrants elect to exercise them on a cashless basis, they will pay the exercise price by surrendering his, her or its private warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the private warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. In this case, the “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date of exercise.
No fractional shares will be issued upon the exercise of the warrants. If, upon the exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon the exercise, round up to the nearest whole number the number of shares of common stock to be issued to such holder.

LEGAL MATTERS
Kirkland & Ellis LLP, Houston, Texas will pass upon the validity of the common stock offered hereby on our behalf. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.
EXPERTS
The financial statements of Capitol Investment Corp. IV as of December 31, 2018 and 2017 and for the year ended December 31, 2018 and for the period from May 1, 2017 (inception) through December 31, 2017 have been incorporated by reference herein in reliance upon the report of Marcum LLP, independent registered public accounting firm, incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 4, 2019, and upon the authority of such firm as experts in accounting and auditing.
The consolidated financial statements and the related financial statement schedule of NESCO Holdings I, Inc. incorporated in this prospectus by reference from the Company's Current Report on Form 8-K filed with the SEC on August 1, 2019, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.
Our website is located at https://nescospecialty.com, and our investor relations website is located at https://investors.nescospecialty.com. The information posted on our website is not incorporated into this prospectus. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Exchange Act, are available free of charge on our investor relations website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. You may also access all of our public filings through the SEC’s website at www.sec.gov. Investors and other interested parties should note that we use our investor relations website to publish important information about us, including information that may be deemed material to investors. We encourage investors and other interested parties to review the information we may publish through our investor relations website, in addition to our SEC filings, press releases, conference calls, and webcasts.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the common stock offered under this prospectus. The registration statement can be read at the SEC website.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01), unless otherwise indicated therein):

•	Our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 4, 2019;

•
Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019 filed with the SEC on May 8, 2019, July 31, 2019 and November 12, 2019 (as further amended on Form 10-Q/A filed November 13, 2019), respectively;

•
Our Current Reports on Form 8-K filed with the SEC on March 4, 2019, March 22, 2019, April 8, 2019, May 9, 2019, May 14, 2019, May 21, 2019, July 17, 2019, July 18, 2019, July 22, 2019, July 29, 2019, August 1, 2019 (as further amended on Form 8-K/A filed August 9, 2019), August 27, 2019 and September 11, 2019; and

•
The description of our common stock included on our Current Report on Form 8-K, filed with the SEC on August 5, 2019 (File No. 001-38186), including any subsequent amendment or any report filed for the purpose of updating such description.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01, unless otherwise indicated therein)) after the initial filing of the registration statement of which this prospectus forms a part and prior to the completion of the offering of all securities covered by this prospectus and any accompanying prospectus supplement. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.
If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to:
Nesco Holdings, Inc.
6714 Pointe Inverness Way, Suite 220
Fort Wayne, Indiana 46804
(800) 252-0043
Attention: Bruce Heinemann

You should rely only on the information contained in, or incorporated by reference into, this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different or additional information. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

Nesco Holdings, Inc.
Common Stock

Preferred Stock

Warrants

PROSPECTUS

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.     Other Expenses of Issuance and Distribution
The following table sets forth the various expenses expected to be incurred by the Company in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the SEC registration fee SEC registration fee.

SEC registration fee	$85,330
Accounting fees and expenses	(1)
Legal fees and expenses	(1)
Printing and engraving expenses	(1)
Registrar and Transfer Agent’s fees	(1)
Miscellaneous fees and expenses	(1)
Total	(1)

(1)
Estimated expenses are not presently known. The foregoing sets forth the general categories of expenses that we anticipate we will incur in connection with the offering of securities under this registration statement on Form S-3.

Item 15.     Indemnification of Directors and Officers
Subsection (a) of Section 145 of the General Corporation Law of the DGCL empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.
The Company’s certificate of incorporation provides that to the fullest extent permitted by the DGCL, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The Company’s bylaws provide that to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal administrative or investigative (a “Proceeding”), by reason of the fact that the person is the legal representative, is or was a director or officer of the corporation or while serving as a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fee, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding. With respect to any such Proceeding initiated by any such indemnified person, the Company will be required to indemnity such person only if the Proceeding was authorized in the specific case by the board of directors of the Company.
The Company entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its certificate of incorporation and bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.
The Company has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of the Company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain inclusions.
Pursuant to the Agreement and Plan of Merger, dated as of April 7, 2019 (as amended, the “Merger Agreement”), pursuant to which the Transactions were consummated, from and after July 31, 2019 (the “Effective Time”), the Company and Capitol Investment Merger Sub 2, LLC, a wholly owned subsidiary of the Company, are required to indemnify and hold harmless each present and former director and officer of Nesco Holdings I, Inc. and the Company, and their respective subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, assessment, arbitration, proceeding or investigation, in each case that is by or before any federal, state, provincial, municipal, local or foreign government, government authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal, or arbitrator, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent Nesco, Nesco Holdings I, Inc. or their subsidiaries, as the case may be, would have been permitted under applicable law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of the Merger Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable law). In addition, pursuant to the Merger Agreement, the Company shall, and shall cause Capitol Investment Merger Sub 2, LLC and its subsidiaries to (i) maintain until July 31, 2025 provisions in their respective certificate of incorporation, certificate formation, bylaws, limited liability company agreement and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of such entities’ officers, directors, employees, and agents that are no less favorable that the provisions in such documents applicable as of the date of the Merger Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of such indemnified persons, except as required by law.
Furthermore, pursuant to the Merger Agreement, the Company is required to maintain until July 31, 2025, effective directors’ and officers’ liability insurance covering individuals that were covered by Nesco Holdings I, Inc.’s and its subsidiaries’ directors’ and officers’ liability insurance policies as of the date of the Merger Agreement, on terms not less favorable than the terms of such existing policies, subject to certain limitations. In addition, prior to the Effective Time, the Company purchased a six-year prepaid “tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s then existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the effective time of the merger.
The above discussion of Section 145 of the DGCL, the Company’s Certificate of Incorporation, the Company’s Bylaws and the applicable provisions of the Merger Agreement is not intended to be exhaustive and is respectively qualified in its entirety by Section 145 of the DGCL, the Company’s Certificate of Incorporation, the Company’s Bylaws and the Merger Agreement.

Item 16.    Exhibits and Financial Statement Schedules
(a)    Exhibits.

Exhibit Number	Description
2.1 †
Agreement and Plan of Merger, dated as of April 7, 2019, by and among Capitol Investment Corp. IV, Capitol Intermediate Holdings, LLC, Capitol Investment Merger Sub 1, LLC, Capitol Investment Merger Sub 2, LLC, NESCO Holdings, LP, and NESCO Holdings I, Inc. (incorporated by reference to Exhibit 2.1 to Capitol’s Current Report on Form 8-K filed on April 8, 2019).

2.2 †
Amendment to the Agreement and Plan of Merger, dated July 11, 2019, by and among Capitol Investment Corp. IV, Capitol Intermediate Holdings, LLC, Capitol Investment Merger Sub 1, LLC, Capitol Investment Merger Sub 2, LLC, NESCO Holdings, LP, and NESCO Holdings I, Inc. (incorporated by reference to Exhibit 2.1 to Capitol’s Current Report on Form 8-K filed on July 17, 2019).

3.1	Certificate of Incorporation of Nesco Holdings, Inc. (incorporated by reference to Exhibit 3.1 of Nesco Holdings, Inc.’s Current Report on Form 8-K filed on August 1, 2019).
3.2	Bylaws of Nesco Holdings, Inc. (incorporated by reference to Exhibit 3.2 of Nesco Holdings, Inc.’s Current Report on Form 8-K filed on August 1, 2019).
4.1	Specimen Common Stock Certificate of Nesco Holdings, Inc. (incorporated by reference to Exhibit 4.1 of Nesco Holdings, Inc.’s Current Report on Form 8-K filed on August 1, 2019).
4.2	Specimen Warrant Certificate of Nesco Holdings, Inc. (incorporated by reference to Exhibit 4.2 of Nesco Holdings, Inc.’s Current Report on Form 8-K filed on August 1, 2019).
4.3
Amended and Restated Warrant Agreement between Continental Stock Transfer & Trust Company and Nesco Holdings, Inc. (incorporated by reference to Exhibit 4.3 of Nesco Holdings, Inc.’s Current Report on Form 8-K filed on August 1, 2019).

4.4
Registration Rights Agreement between Nesco Holdings, Inc. and certain holders identified therein (incorporated by reference to Exhibit 4.4 of Nesco Holdings, Inc.’s Current Report on Form 8-K filed on August 1, 2019).

4.5
Indenture, dated as of July 31, 2019, among Capitol Investment Merger Sub 2, LLC, Capitol Intermediate Holdings, LLC, the other guarantors named therein and Wilmington Trust, National Association (incorporated by reference to Exhibit 4.5 of Nesco Holdings, Inc.’s Current Report on Form 8-K filed on August 1, 2019).

4.6	Stockholders’ Agreement (incorporated by reference to Exhibit 10.3 of Nesco Holdings, Inc.’s Current Report on Form 8-K filed on August 1, 2019).
4.7**	Form of Certificate of Designation.
5.1*	Opinion of Kirkland & Ellis LLP.
23.1*	Consent of Deloitte & Touche, LLP.
23.2*	Consent of Marcum LLP.
23.3	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page to this Registration Statement).

*	Filed herewith.

**	To be filed by amendment or as an exhibit to a report filed pursuant to Section 13(a) or 15(d) under the Exchange Act.

†	The schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the SEC upon request.
Item 17.    Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned Registrant;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Wayne, State of Indiana, on November 13, 2019.

Nesco Holdings, Inc.
By:	/s/ Bruce Heinemann
Name: Bruce Heinemann
Title: Chief Financial Officer and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, Each person whose signature appears below appoints Lee Jacobson and Bruce Heinemann, and each of them, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement (including any amendment thereto) relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
* * * *
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on November 13, 2019, in the capacities indicated:

Name	Title

/s/ Lee Jacobson	Chief Executive Officer and Director (Principal Executive Officer)
Lee Jacobson

/s/ Bruce Heinemann	Chief Financial Officer (Principal Financial Officer)
Bruce Heinemann

/s/ R. Todd Barrett	Chief Accounting Officer (Principal Accounting Officer)
R. Todd Barrett

/s/ William Plummer	Director (Chairman)
William Plummer

/s/ Rahman D'Argenio	Director
Rahman D’Argenio

/s/ L. Dyson Dryden	Director
L. Dyson Dryden

/s/ Mark D. Ein	Director
Mark D. Ein

/s/ Jennifer M. Gray	Director
Jennifer M. Gray

/s/ Matthew Himler	Director
Matthew Himler

/s/ Douglas W. Kimmelman	Director
Douglas W. Kimmelman

/s/ Jeffrey Stoops	Director
Jeffrey Stoops